                              EMPLOYMENT AGREEMENT

      This Agreement is made and is effective as of July 1, 1998, by and between Fallbrook National Bank ("Bank") and L. Bruce Mills, Jr.
("Executive").

      WHEREAS, Executive is currently employed by the Bank in the capacity as Senior Vice President and Chief Financial Officer, and Executive's background, expertise and efforts are believed to be important to the continued success and financial strength of the Bank; and

      WHEREAS, the Bank wishes to assure itself of the continued opportunity to benefit from Executive's services for the period provided in this Agreement, and Executive wishes to serve in the employ of the Bank on a full-time basis solely in accordance with the terms hereof for such purposes; and

      WHEREAS, the Board of Directors of the Bank ("Board") has determined that the best interests of the Bank would be served by Executive's continued employment with the Bank under the terms of this Agreement;

      NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. DEFINITIONS.

         (a) "AGREEMENT" means this employment agreement and any amendments hereto complying with Section 14(a) hereof.

         (b) "BOARD" means the Board of Directors of the Bank unless the context otherwise requires.

         (c) "CAUSE" means:

                  (i) Executive's personal dishonesty, incompetence or willful misconduct;

                  (ii) Executive's breach of fiduciary duty involving personal profit;

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

                  (iii) Executive's intentional failure to perform Executive's duties for the Bank after a written demand for performance is given to Executive by the Board which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties;

                  (iv) Executive's willful violation of any law, rule, regulation or final cease and desist order (other than traffic violations or similar minor offenses) to the extent detrimental to the Bank's business or reputation; or

                  (v) Executive's material breach of any provision of this Agreement.

         (d) "CHANGE IN CONTROL" means a change of control of the Bank of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not the Bank is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

                  (i) there is a transfer, voluntarily or by hostile takeover, by proxy contest (or similar action), operation of law, or otherwise, of Control of the Bank;

                  (ii) any Person is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereof), directly or indirectly, of securities of the Bank representing 20% or more of the combined voting power of the Bank's then outstanding securities;

                  (iii) the individuals who were members of the Board immediately prior to a meeting of the shareholders of the Bank, which meeting involves a contest for the election of directors, do not constitute a majority of the Board following such meeting or election;

                  (iv) a merger, consolidation or sale of all or substantially all of the assets of the Bank; or

                  (v) there is a change, during any period of two consecutive years, of a majority of the Board as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

         (e) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         (f) "CONTROL" means the possession, direct or indirect, by any Person or "group" (as defined in Section 13(d) of the Securities Exchange
Act) of the power to direct or cause the direction of the management policies of the Bank, whether through ownership of voting securities, by contract or otherwise, and in any case means the ability to determine the election of a majority of the directors of the Bank.

         (g) "DISABILITY" means physical or mental illness resulting in Executive's absence on a full-time basis from Executive's duties with the Bank for 180 calendar days, subject to the procedure described in Section 7(a).

         (h) "EXPIRATION" means the termination of this Agreement (including Executive's employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

         (i) "PERSON" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

         (j) "RESIGN FOR GOOD REASON" OR "RESIGNATION FOR GOOD REASON" has the meaning found in Section 7(e).

         (k) "TERM" means the initial term of this Agreement and any extensions hereof, as provided in Section 4, whether prior to or following a Change in Control.

         (l) "TERMINATION" OR "TERMINATE(D)" means the termination of Executive's employment hereunder for any of the following reasons unless the context indicates otherwise:

                  (i)    Retirement by Executive;

                  (ii)   Death of Executive;

                  (iii)  Disability;

                  (iv)   Expiration;

                  (v)    Resignation for Good Reason;

                  (vi)   Resignation other than Resignation for Good Reason;

                  (vii)  Termination Without Cause; and

                  (viii) Termination for Cause.


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

         (m) "TERMINATION WITHOUT CAUSE" OR "TERMINATE(D) WITHOUT CAUSE" means the cessation of Executive's employment hereunder for any reason except:

                  (i)    A resignation by Executive;

                  (ii)   Termination for Cause;

                  (iii)  Retirement;

                  (iv)   Disability;

                  (v)    Death; or

                  (vi)   Expiration.

      2. EMPLOYMENT. The Bank hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Bank, for the period stated in Section 4 hereof and upon the terms and conditions set forth herein.

      3. POSITION AND RESPONSIBILITIES. The Executive shall serve as Senior Vice President and Chief Financial Officer of the Bank and, subject to the provisions of Section 5 below, shall have such responsibilities, duties and authority as are generally associated with such positions and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. During the Term of this Agreement, the Executive shall devote all his time, attention, skill and efforts during normal business hours to the business and affairs of the Bank; provided, however, until August 31, 1998, Executive will be permitted to provide services to his former employer as requested from time to time so long as such activity does not materially interfere with Executive's duties and responsibilities hereunder.

      4. TERM OF AGREEMENT. Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive's employment shall be deemed to have commenced as of July 1, 1998, and shall continue for an initial term of two and one-half years (2-1/2) calendar years thereafter and any extensions thereafter. The initial term shall automatically be extended for an additional one (1) full calendar year without further action by the parties on January 1, 1999, and on each succeeding, January 1 thereafter, such that as of each such January 1, this Agreement shall have a remaining term of three (3) calendar years. Each party may stop an automatic calendar year extension, however, by serving written notice ("Notice of Non-Renewal") upon the other within 90 calendar days prior to January 1, 2001, or within 90 calendar days prior to January 1 of any succeeding year, as the case may be, of such party's intention that this Agreement shall expire at the end of such Term. In the event the Bank retains Executive as an employee following the expiration of the Term, such employment, absent a written agreement to the contrary, will be on an at-will basis with such compensation and upon such terms as the parties may then agree, subject to termination at any time with or without cause, and without liability. If the Bank does not retain Executive as an employee after the Expiration of the Term, Executive's employment shall cease without further liability of the parties to each other. Executive's employment shall also terminate, and the Term of this Agreement will expire, upon Executive's resignation (unless resignation is for Good Reason after a Change in Control), retirement, death or Disability, or upon Executive's Termination for Cause.

      5. DUTIES.

         (a) The Bank and Executive hereby agree that, subject to the provisions of this Agreement, the Bank shall employ Executive, and Executive shall serve the Bank as an executive officer for the Term of this Agreement. The specific executive position(s) in which Executive will serve will be designated from time to time by the Board.

         (b) During the Term hereof, Executive shall devote substantially all of his or her business time, attention, skill and efforts to the faithful performance of the business of the Bank to the fullest extent necessary to properly discharge his or her duties and responsibilities hereunder. Executive's position and duties with the Bank shall be as identified from time to time by the Board of Directors of the Bank. Further, with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in such Board's judgment, will not present any material conflict of interest with the Bank and will not unfavorably affect the performance of Executive's duties pursuant to this Agreement.

      6. SALARY, BONUS PAYMENTS AND RELATED MATTERS.

         (a) SALARY. During the period of the Executive's employment hereunder, the Bank shall pay to the Executive a base salary of One Hundred Fifteen Thousand Dollars ($115,000.00) per year, payable at regular intervals in accordance with the Bank's normal payroll practices now or hereafter in effect. Executive's salary shall be reviewed at least annually by the Board or a committee designated by the Board and shall be adjusted based upon Executive's job performance and the Bank's financial condition and performance; provided, however, that in no event shall Executive's monthly salary be lower than the initial amount set forth above unless, in the good faith judgment of the Board, the financial condition of the Bank requires a general decrease in the salaries of executive officers of the Bank. The first such salary review shall be undertaken no later than January 1, 1998 and completed no later than June 30, 1998. Notwithstanding the foregoing, if there is a Change in Control, Executive's salary shall not be less than Executive's annual salary for the year immediately preceding the Change in Control.

         (b) INCENTIVE/BONUS PAYMENTS. During the period of the Executive's employment hereunder, the Executive may receive such discretionary bonuses as may be granted to him from time to time by the Board. In addition, Executive shall be eligible to receive such bonuses, if any, as shall be awarded Executive pursuant to Executive's Employee Incentive Plan, attached.

         (c) EXPENSES. During the period of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by the Bank.

         (d) EMPLOYEE BENEFITS AND PERKS. During the period of the Executive's employment hereunder, the Executive shall be entitled to participate in all employee benefits plans or arrangements of the Bank on the same basis as other employees of the Bank including, without limitation, plans or arrangements providing medical insurance, dental insurance, life insurance, disability insurance, sick leave, vacation or retirement. Executive shall also be entitled to (i) the continuation of an automobile allowance in the amount of $500.00 per month, (ii) use of the Bank provided credit card(s), car telephone(s), pager(s) and such other perks (if such is (are) being so provided) upon the terms and conditions previously in effect.

      7. TERMINATION.

         (a) RESIGNATION, RETIREMENT, DEATH OR DISABILITY. Executive's employment hereunder shall cease at any time by Executive's resignation (other than a resignation for Good Reason as provided in Section 7(e)), or by Executive's retirement, death or Disability. Disability shall be deemed to have occurred only after the following procedure has been satisfied: If within 30 days after a written notice of proposed Termination for Disability is given to Executive by the Bank, Executive has not returned to the full-time performance of his duties, the Bank may end Executive's employment by giving written notice of Termination for Disability. Such notice may be given by the Bank following Executive's absence from Executive's duties by reason of physical or mental disability for one hundred and fifty (150) consecutive calendar days.

         (b) TERMINATION FOR CAUSE. Executive's employment shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive shall be given written notice of the Board's finding of conduct by Executive amounting to Cause for such termination. Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to Cause and specifying the particulars thereof; provided, however, that after a Change in Control, such resolution may be adopted only by the affirmative vote of not less than a majority of a committee composed of at least three (3) disinterested outside directors of the Bank. In the absence of at least three (3) disinterested outside directors, a determination of Cause shall be submitted to and made by an arbitrator(s) pursuant to Section 13 hereof.

         (c) TERMINATION WITHOUT CAUSE. Executive's employment may be terminated Without Cause upon 30 days' notice for any reason, subject to the payment of all amounts required by Section 8 hereof.

         (d) EXPIRATION. Executive's employment shall cease, or shall continue on an at-will basis as provided in Section 4 hereof, upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

         (e) RESIGNATION FOR GOOD REASON. Following a Change in Control during the Term hereof, Executive may, under the following circumstances, regard Executive's employment as being constructively terminated by the Bank (and in such case Executive's employment shall terminate) and may, therefore, Resign for Good Reason within 90 days of Executive's discovery of the occurrence of one or more of the following events, any of which shall constitute "Good Reason" for such Resignation for Good Reason:

                  (i) Without Executive's express written consent, the assignment to Executive of any duties materially inconsistent with Executive's position, duties, responsibilities and status with the Bank immediately prior to the Change in Control, or any subsequent removal of Executive from or any failure to re-elect him to any such position;

                  (ii) Without Executive's express written consent, the termination and/or material reduction in Executive's facilities (including office space and general location) and staff reporting and available to Executive immediately prior to the Change in Control;

                  (iii) A material reduction (ten percent or greater) by the Bank of Executive's base salary or of any bonus compensation applicable to him as in effect immediately prior to the Change in Control;

                  (iv) A failure by the Bank to maintain any of the employee benefits and perks to which Executive was entitled immediately prior to the Change in Control at a level substantially equal to or greater than the value of those employee benefits and perks in effect immediately prior to the Change in Control; or the taking of any action by the Bank which would materially affect Executive's participation in or reduce Executive's benefits under any such benefits' or perks' plans, programs or policies, or deprive Executive of any material fringe benefits enjoyed by him immediately prior to the Change in Control;

                  (v) The Bank requiring Executive to be based anywhere other than in the county in which the Bank's principal business location is currently situated, except for required travel on the Bank's behalf to an extent substantially consistent with Executive's present business travel obligations;

                  (vi) Any purported Termination of Executive's employment by the Bank other than those effected in good faith pursuant to Sections 7(a) and 7(b);

                  (vii) The failure of the Bank to obtain the assumption of this Agreement by any successor; or

                  (viii) Receipt by Executive of a Notice of Non-Renewal.

         (f) SUPERVISORY SUSPENSION. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         (g) REGULATORY REMOVAL. If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

      8. PAYMENTS TO EXECUTIVE UPON TERMINATION.

         (a) DEATH, DISABILITY OR RETIREMENT. In the event of Termination of this Agreement due to Executive's death, Disability or retirement, Executive or Executive's spouse and/or estate shall be entitled to all benefits generally available to Bank employees, or their spouses and/or estates, as of the date of such death, Disability or retirement, without reduction.

         (b) RESIGNATION WITHOUT GOOD REASON OR EXPIRATION. In the event of Executive's resignation (other than a Resignation for Good Reason), or upon Expiration, the Bank shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

         (c) TERMINATION FOR CAUSE. In the event Executive is Terminated for Cause, the Bank shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

         (d) TERMINATION WITHOUT CAUSE PRIOR TO A CHANGE IN CONTROL. Upon the occurrence of a Termination Without Cause prior to a Change in Control, as damages for breach of this Agreement, the Bank shall continue to provide Executive his base salary then in effect, upon such terms and at such times as described herein, for a period of nine (9) months following such Termination.

         (e) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON, AFTER A CHANGE IN CONTROL. If in the twenty-four (24) month period following a Change in Control, Executive (i)

Resigns for Good Reason or (ii) is otherwise Terminated Without Cause, the Bank shall pay to Executive a lump sum payment equal to eighteen (18) months base salary then in effect. Such lump sum shall be paid not later than the tenth
(10th) day following the date of Termination Without Cause or a Resignation for Good Reason.

         (f) SOURCE OF PAYMENTS. All payments provided in Section 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

         (g) CONSISTENT RETURNS. The Bank and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither the Bank nor Executive will file any returns or reports which take a contrary position.

         (h) REDUCTION OF PAYMENT. Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause or Resignation For Good Reason or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank would constitute a "parachute payment" (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank's independent auditors or if such firm is no longer providing tax services to Bank to such other tax advisor as shall be mutually acceptable to Bank and Executive, and such determination shall be conclusive and binding on the Bank and Executive with respect to the treatment of the payment for tax reporting purposes.

         (i) SOLE REMEDY. The receipt of the amounts described in this Section 8, and attorneys' fees as set forth in Section 13, if any, shall constitute Executive's sole remedy for breach of this Agreement against the Bank and its officers, directors, employees and agents.

      9. UNAUTHORIZED DISCLOSURE. During the period of his employment hereunder and for a period of two years following the cessation of such employment (irrespective of the reason therefor), Executive shall not, except as required by any court, supervisory authority or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Bank any confidential information obtained by him while in the employ of the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Executive).

      10. AGREEMENT NOT TO COMPETE. To the extent permitted by law, unless otherwise approved in writing by the Bank, and except for a Termination Without Cause Prior to a Change Control, for a period of one (1) year from the date of his cessation of employment by the Bank, Executive shall not directly or indirectly enter into or in any manner take part in any business, profession or endeavor which shall be competitive with the business of the Bank in any city where the Bank has a full service branch office as an employee, officer, agent, independent contractor, 10% or more owner of an entity, director or other business representative; in addition, Executive agrees that for the one (1) year period described herein, Executive shall not solicit any customer with whom the Bank has done business during the preceding five years.

      11. WAIVERS NOT TO BE CONTINUED. Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

      12. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

         A. If to the Bank, to:

            Fallbrook National Bank
            130 West Fallbrook Street
            Fallbrook, California 92028
            Attn: Chairman of the Board

         B. If to Executive, to:

            L. Bruce Mills, Jr.
            c/o Fallbrook National Bank
            130 West Fallbrook Street
            Fallbrook, California 92028

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

      13. ARBITRATION. Any dispute or controversy arising or in connection with this Agreement shall, upon written request of one party to the other, be submitted to and settled exclusively by arbitration in the State of California and be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure. Notwithstanding the pendency of any such dispute or controversy, the Bank shall continue to pay Executive's full compensation in effect when the notice giving rise to the dispute was given and continue Executive as a participant in all compensation, employee benefits and executive benefits in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved, except that no such continuation of compensation or benefits shall apply if Executive is terminated for Cause under Section 7(b) hereof. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction. The cost of such arbitration, including reasonable attorney's fees, shall be borne by the losing party or in such proportions as the arbitrator(s) shall decide. Arbitration shall be the exclusive remedy of Executive and the Company and the award of the arbitrator(s) shall be final and binding upon the parties. All reasonable costs, including reasonable attorney's fees, incurred in enforcing an arbitration award in court, or of seeking a court order to compel arbitration, shall be borne by the losing party in such proceedings.

      14. GENERAL PROVISIONS.

         (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by the Bank and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

         (b) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         (c) NO WAIVER. Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         (d) HEADINGS. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

         (e) SEVERABILITY. If for any reason any provision of this Agreement is held invalid or unenforceable such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way effect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall to the full extent consistent with law continue in full force and effect.

         (f) GOVERNING LAW. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws the United States and to the extent not inconsistent therewith the laws of the State of California applicable to contracts executed and to be performed solely in the State of California.

         (g) ASSUMPTION. The Bank shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, Chance in Control or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

         (h) ADVICE OF COUNSEL. Executive acknowledges that he has been encouraged to consult with legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                   FALLBROOK NATIONAL BANK

        /s/ Peter M. Estrada              BY: /s/ [ILLEGIBLE]
----------------------------------           ----------------------------------

                                          Its:
                                              ---------------------------------

                                          print name:
                                                     --------------------------


                                          THE EXECUTIVE


        /s/ Gary Youmans                  /s/ L. Bruce Mills, Jr.
----------------------------------        -------------------------------------
Witness                                   L. Bruce Mills, Jr.


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